UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2017

FREEDOM HOLDING CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

Office 1704, 4B Building, “Nurly Tau” BC, 17 Al Farabi Ave, Almaty, Kazakhstan
(Address of principal executive offices)

050059
(Zip code)

(801) 355-2227
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 6, 2017, Freedom Holding Corp. awarded restricted stock grants and nonqualified stock options totaling 4,260,000 shares of its common stock to 18 employees of the Company and its subsidiaries, including one officer of the Company. Freedom Holding Corp. and its subsidiaries are collectively referred to herein as the “Company.” The restricted stock grants and nonqualified stock options were awarded under the Freedom Holding Corp. 2018 Equity Incentive Plan and pursuant to an effective registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission on October 5, 2017.

The Company awarded restricted stock grants totaling 3,900,000 shares of its common stock to 16 employees and awarded nonqualified stock options to purchase an aggregate of 360,000 shares of its common stock to two employees. Of the shares awarded pursuant to the restricted stock grant awards, 1,200,000 shares are subject to two-year vesting conditions and 2,700,000 shares are subject to three-year vesting conditions. All of the nonqualified stock options are subject to three-year vesting conditions. The restricted stock grants subject to two-year vesting vest one-half on the first anniversary of the date of grant and one-half on the second anniversary of the date of grant. The restricted stock grants subject to three-year vesting and the nonqualified stock options vest one-third on each of the first three anniversaries of the date of grant. The restricted stock grants were awarded pursuant to Restricted Stock Grant Award Agreements (the “Stock Grant Agreement”) and the nonqualified stock option awards were awarded pursuant to Nonqualified Stock Option Agreements (the “Option Agreement”). The descriptions of the terms of the Stock Grant Agreement and the Option Agreement in this Current Report are only summaries of those agreements and are qualified in their entirety by reference to the Stock Grant Agreement and the Option Agreement, copies of which are attached as exhibits to this Current Report.

Vesting of the restricted stock grants is contingent upon continued employment with the Company through the vesting term except in the event of death, disability, a change in control of the Company or termination of employment by the Company not for cause, as defined in the Stock Grant Agreement. If the employee’s employment terminates as a result of death, disability, a change in control of the Company or termination by the Company not for cause, any unvested shares shall vest upon the occurrence of such event. If employment terminates for any other reason, any shares that have not vested as of the date employee’s employment terminates will be canceled. During the vesting period, the employee will be entitled to vote and receive dividends on the shares underlying the restricted stock grant, provided, however, that dividend payments on unvested shares shall be held in custody by the Company and subject to the same restrictions that apply to the unvested shares. The shares underlying the restricted stock grants will not be delivered to the employee until they vest.

Vesting of the nonqualified stock options is also contingent upon the employee’s continued employment with the Company through the vesting term. In the event of employee’s death or disability, a change in control of the Company or termination of employment by the Company not for cause, as defined in the Option Agreement, any unvested portion of the option shall vest and become exercisable immediately and shall be exercisable for the shorter of one-year or the date the option term expires. If the employee is terminated for cause, the option shall terminate immediately and become null and void. If employment is terminated for any reason other than as set forth in this paragraph, any unvested options held by employee as of the date of termination of employee’s employment will terminate and become null and void as of such date of termination and any vested options shall terminate and become null and void on the earlier of 30 days after the employee’s termination or the date the option term expires.

The nonqualified stock options have an exercise price of $1.98. Any unexercised portion of a vested stock option will terminate and become null and void upon the earlier of (a) the term of the option, which is ten years from the date of grant, or (b) as otherwise described in the preceding paragraphs.

Evgeniy Ler, the Company’s Chief Financial Officer received a restricted stock grant of 70,000 shares. The restricted stock grant to Mr. Ler is subject to the two-year vesting period described above. Mr. Ler is the only officer or director of the Company to receive an award.

Item 9.01 Financial Statements and Exhibits

(d)
Exhibits

Exhibit Number	Description

10.01	Form of Restricted Stock Grant Award Agreement
10.02	Form of Nonqualified Stock Option Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREEDOM HOLDING CORP.

Date: October 11, 2017	By:	/s/ Timur Turlov
Timur Turlov
Chief Executive Officer